Exhibit 107

Calculation of Filing Fee Tables

Form S-11

InPoint Commercial Real Estate Income, Inc.

(Exact Name of Registrant as Specified in Governing Instruments)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock; Class S Common Stock; Class T Common Stock; Class D Common Stock; Class I Common Stock	457(o)	—	—	$0	$92.70	$0	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	Equity	Class A Common Stock; Class S Common Stock; Class T Common Stock; Class D Common Stock; Class I Common Stock	415(a)(6)	—	—	$2,200,000,000	—	—	S-11	333-230465	May 3, 2019	$266,640

	Total Offering Amounts					$2,200,000,000

	Total Fees Previously Paid											$266,640

	Total Fee Offsets

	Net Fee Due							$0

Table 2—Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Rules 457(b) and 0-11(a)(2)

Fee Offset Claims		—	—	—		—

Fee Offset Sources	—	—	—		—						—

Rule 457(p)

Fee Offset Claims	—	—	—	—		—	—	—	—	—

Fee Offset Sources	—	—	—		—						—

Table 3—Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date

—	—	—	—	—	—	—